Exhibit 10.1

Executive Bonus Plan Description

Plan Funding

The Plan will be funded based on a percentage of the Company’s adjusted pre-tax income as determined by the Compensation Committee. “Adjusted pre-tax income” is the Company’s consolidated pre-tax income determined in accordance with generally accepted accounting principles, before the payment of bonuses under the Plan, adjusted to exclude one-time acquisition related charges such as in-process research and development, inventory write-up to fair market value and stock option costs related to the acceleration of vesting, and other one-time, non-recurring or unusual charges or gains as determined by the Compensation Committee. The bonus pool and accrued allocation may be reduced or eliminated if minimum adjusted pre-tax income is not achieved. The Compensation Committee further reserves the right, from time to time, to review and adjust the overall bonus pool for the fiscal year. The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan.

Plan Targets

100% of targeted payout levels will be achieved at a combination of corporate, divisional and/or individual goals established for each participant. An individual’s bonus components and the weighting of those components are determined by such individual’s role.

Maximum Bonus Payout; Committee Discretion

The maximum bonus payouts will be 200% of target (e.g., an individual with a 60% of base salary target bonus would be eligible for a 120% payout) However, the Compensation Committee reserves the right to make individual bonus payout amounts exceeding this maximum for individual performance and to enable full payout of the established bonus pool or for any other reason. Conversely, even if performance targets have been achieved, the Compensation Committee may, in its sole and absolute discretion, reduce the amount of any bonus payout to any Plan participant to reflect the Compensation Committee’s assessment of the participant’s individual performance or for any other reason. Moreover, neither the Plan, nor any action taken pursuant to the Plan, will be construed as giving any employee any right to be retained by the Company or any of its subsidiaries.